Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-61470

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 4, 2001)

METAWAVE COMMUNICATIONS CORPORATION

1,440,566 Shares

Common Stock

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          You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

          Our common stock is listed on the Nasdaq National Market under the symbol "MTWV". On August 13, 2001, the last reported sales price of our common stock as quoted on the Nasdaq National Market was $3.25 per share. After this offering we will have 48,815,010 shares of common stock outstanding, excluding shares issuable upon exercise of outstanding stock options or available for future grant or issuance pursuant to our employee stock purchase plan and stock option plans.

              Our business involves significant risks. These risks are described under the caption "Risk Factors" on page 3 of the prospectus accompanying this prospectus supplement.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

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August 14, 2001

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PLAN OF DISTRIBUTION

          We have sold 1,440,566 shares of our common stock to Acqua Wellington North American Equities Fund, Ltd. pursuant to this prospectus supplement. The common stock was purchased at a negotiated purchase price of $2.4296 per share. We did not pay any other compensation in conjunction with this sale of our common stock. We have agreed to indemnify Acqua Wellington against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriter may be required to make with respect to these liabilities.

USE OF PROCEEDS

          We estimate that the net proceeds to us from this offering will be approximately $3,490,000 after deducting our estimated offering expenses. We plan to use the net proceeds as described in the accompanying prospectus on page 10.

GENERAL

          You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

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2

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Prospectus

METAWAVE COMMUNICATIONS CORPORATION

$30,000,000
Common Stock

The common stock offered by this prospectus involves a high degree of risk. You should carefully consider the "Risk Factors" beginning on page 4 in determining whether to purchase the common stock.

This prospectus will allow us to issue, from time to time in one or more offerings, up to $30,000,000 in the aggregate of our common stock. This means:

          •      we will provide a prospectus supplement each time we issue common stock;

          •      the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document; and

          •      you should read this prospectus and any prospectus supplement carefully before you invest.

          Metawave Communication Corporation's common stock is quoted on the Nasdaq National Market under the symbol "MTWV."

          On May 22, 2001, the last sale price of the common stock on the Nasdaq National Market was $4.18 per share.

	Price to Public	Underwriting Discounts and Commissions
Per Share Total	See Text Above	See Text Above

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

          The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is June 4, 2001

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TABLE OF CONTENTS
The Company	3
Recent Developments	3
Risk Factors	3
Use of Proceeds	11
Plan of Distribution.	11
Legal Matters	12
Experts	13
Where You Can Find More Information	13

          We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

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In addition to historical information, this prospectus and the documents that are and will be incorporated into this prospectus contain forward-looking statements. These forward-looking statements involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those discussed in the section entitled "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. Metawave Communications Corporation (the "Company" or "Metawave") undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in this document as well as in other documents the Company files from time to time with the Securities and Exchange Commission, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q to be filed by the Company in fiscal year 2001.

THE COMPANY

          Metawave provides smart antenna systems and embedded solutions to wireless network operators and base station manufacturers facing capacity constraints in the wireless communications industry. We believe that our SpotLight systems enable wireless network operators to increase overall network capacity, improve or maintain network quality, reduce network operating costs and better manage their network infrastructure. We develop proprietary hardware and software solutions that we believe will allow base station manufacturers significant performance and time to market benefits. Metawave has its headquarters in Redmond, Washington, with offices in California, New Jersey, Texas, Mexico City, Mexico, Sao Paulo, Brazil, Shanghai, China and Taipei, Taiwan.

          Metawave was originally incorporated in the state of Washington in January 1995 and reincorporated in the state of Delaware in July 1995. Our principal executive offices are located at 10735 Willows Road NE, Redmond, Washington 98052 and our telephone number is (425) 702-5600. As used in this prospectus, "we," "us," "our," and "Metawave" refer to Metawave Communications Corporation, a Delaware corporation, and its wholly owned subsidiaries, including Adaptive Telecom, Inc.

RECENT DEVELOPMENTS

          On April 1, 2001, we entered into a Manufacturing Agreement and an Asset Purchase Agreement with Viasystems, Inc. Under the Manufacturing Agreement, we will outsource our U.S. manufacturing operations to Viasystems. Under the Asset Purchase Agreement, we sold certain manufacturing assets and inventory to Viasystems.

          On May 12, 2001, our offices in Taipei, Taiwan were destroyed by fire. Our offices housed our sales, service and manufacturing operations for our GSM products. Damages are extensive and will require the relocation of the facility. We expect that the majority of the loss will be covered by insurance.

RISK FACTORS

          Prospective purchasers of the common stock offered by this prospectus should carefully consider the following Risk Factors in addition to the other information appearing in or incorporated by reference into this prospectus.

Risks Related to Our Business

We have a limited operating history which makes it difficult for you to evaluate our business and your investment.

          We were incorporated in 1995 and were in the development stage until late 1997, when we commenced shipment for commercial sale of our first SpotLight smart antenna system. We therefore have a limited operating

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history upon which an investor may evaluate our operations and future prospects. The revenue and profit potential of our business is unproven and our limited operating history makes our future operating results difficult to predict because the market for smart antenna systems is so new and wireless technologies change so rapidly. Because our smart antenna systems were introduced relatively recently, we are unable to predict with any degree of certainty whether our smart antenna systems will achieve widespread market acceptance. In addition, period-to-period comparisons of operating results may not be meaningful and operating results from prior periods may not be indicative of future performance.

Financial results for any particular period will not predict results for future periods.

          Because of the uncertain nature of the rapidly changing market we serve and the high fixed costs we incur in the short term, period-to-period comparisons of operating results are not likely to be meaningful. In addition, you should not rely on the results for any period as an indication of future performance. Factors that may cause our quarterly results to fluctuate include:

          •      gain or loss of significant customers;

          •      our ability to increase sales to our existing customers;

          •      delays in customer orders;

          •      our ability to introduce and successfully market new smart antenna systems and embedded solutions;

          •      introduction and enhancement of competitive or substitute products by our competitors;

          •      limitations in our manufacturing capacity; and

          •      delays or changes in regulatory environments.

          In particular, although we experienced strong revenue growth through the year 2000, we do not believe that this level of relative revenue growth will be sustained in 2001 and in future periods, particularly on a long-term basis. In addition, our operating expenses could continue to increase on a relative basis as we expand our sales and marketing operations, continue to develop and extend our SpotLight systems and acquire complementary businesses and technologies.

We depend on a limited number of wireless network operators for substantially all of our revenues, so the loss of a customer or a delay in an order from a customer could impair our operating results.

          We depend on a limited number of wireless network operators for substantially all of our revenues, so the loss of a customer or a delay in an order from a customer could impair our operating results. Our sales in the U.S. in the first quarter of 2001 have been predominantly to one customer, Verizon Wireless. Due to the highly concentrated nature of the wireless industry and industry consolidation, we believe that the number of potential customers for future systems will be limited. Three customers have accounted for substantially all of our system sales to date. Failure by us to capture a significant percentage of the wireless network operators as customers could cause our operating results to be significantly less than anticipated and lead to a decline in our stock price. Moreover, due to this customer concentration, any loss or reduced demand from a particular customer could cause our sales to fall significantly.

We may not be able to secure additional agreements with manufacturers to integrate our technology in their base station products.

          We intend to develop partnerships with existing and emerging wireless equipment manufacturers to integrate our technology in their next generation base station equipment. We have signed only one agreement to license our embedded technology for use in a base station manufacturer's products. Failure of our embedded smart antenna solutions either to successfully integrate with next generation base station equipment or to significantly

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enhance wireless voice and data capacity could significantly reduce demand for these solutions. Given the rapidly evolving nature of the wireless communications industry, we cannot predict whether our embedded smart antenna solutions will achieve broad market acceptance. Our future growth is dependent in part upon the acceptance and success of our embedded smart antenna solutions. If our embedded smart antenna solutions do not achieve widespread acceptance with wireless network operators, our prospects for future growth will be adversely affected.

The destruction by fire of our GSM product manufacturing facility in Taiwan will result in the loss of GSM product-related revenue in the second quarter 2001 and may impair our ability to generate GSM-related revenue during the remainder of the year which could materially affect our results of operations.

          Our GSM-compatible systems are manufactured in our facilities in Taipei, Taiwan. On May 12, 2001, our manufacturing facilities and sales and services office in Taiwan were destroyed by fire. Consequently, we are in the process of relocating our Taiwan facilities and will be required to expend significant additional financial and management resources to restore our manufacturing processes. In addition, our insurance may not be adequate to cover the property and business income losses incurred. In the interim, we will not be able to manufacture and ship GSM-compatible systems to our customers during the second quarter and may be subject to cancellation of orders by our customers. To the extent that we are not able to find suitable space to relocate our facilities, purchase needed components, or obtain adequate financing to restore our manufacturing operations in Taiwan, we may not be able to provide GSM products to our customers and generate GSM product-related revenue during the remainder of the year. If this occurs, our business and future growth will be significantly affected, our results of operations will be negatively affected, and our stock price may decline.

Our reliance on a contract manufacturer and on a limited number of suppliers for our smart antenna systems could impair our ability to obtain adequate and timely delivery of our systems.

          We rely on Viasystems, Inc. as the sole manufacturer of our CDMA SpotLight systems. Accordingly, we are subject to the risks associated with using a sole outsourced manufacturer, including reduced control over pricing, quality and timely delivery of our systems. Our CDMA-compatible systems are currently manufactured at Viasystems' facilities in Redmond, Washington. If these facilities, or the other facilities of our outsourced manufacturer, were incapable of operating, even temporarily, or were unable to operate at or near full capacity for any extended period, we would be unable to meet customers' delivery expectations. These manufacturing facilities are vulnerable to damage or interruption from earthquakes and other natural disasters, power loss, sabotage, intentional acts of vandalism and similar events. Viasystems may not have a formal disaster recovery plan and may not carry sufficient business interruption insurance to compensate us for potential losses.

          In addition, some parts and components used in our smart antenna systems are presently available only from sole sources including linear power amplifiers supplied by Powerwave Technologies, Inc., antenna panels from Decibel Products, a division of Allen Telecom, Inc., and integrated duplexer low noise amplifiers and filters supplied by Teledyne Electronic Technologies. Some other parts and components used in our systems are available from a limited number of sources. Our reliance on these sole or limited source suppliers involves certain risks and uncertainties, including the possibility of a shortage or the discontinuation of certain key components. Any reduced availability of these parts or components when required could materially impair the manufacture and delivery of our systems on a timely basis and result in the cancellation of orders, which could significantly harm our business and operating results.

Delays in installation of our systems will cause a delay in payment by customers and revenue recognition.

          We typically install our systems for customers at cell sites and commission them for commercial operation. Timely installation and commissioning of our systems are affected by a variety of factors not within our control. For example, customers may need to obtain zoning approvals for a new cell site building and tower before we may begin our installation process. With existing sites, if a customer chooses to upgrade to our high gain antennas, permits may also be required to place the antennas on the tower. In addition, the customer is responsible for

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preparing the cell site for our installation, including any electrical, air conditioning or tower cabling requirements. Customers often experience delays in obtaining the requisite permits and preparing the sites, which delay our ability to install and commission the systems. Several of our supply agreements provide that, in the event that the customer purchases installation and optimization services from us, we will invoice the services fees and a portion of the systems price upon completion of the services. Consequently, if installation and commissioning are delayed, payment from the customer will be delayed.

          In addition, as a result of our adoption of a change to our revenue recognition policy (see note 1 to our financial statements, incorporated herein by reference), we will defer revenues for that portion of the revenue derived from that system until the services are completed. These delays could contribute to fluctuations in our revenues from quarter to quarter and negatively affect our cash flow and business operations.

          Additionally, delays in installation may contribute to delays in obtaining new sales orders from customers as customers' inventory of uninstalled Spotlight systems increase. A significant reduction in order activity from customers could harm our business and operating results.

Our success is dependent on continuing to hire and retain qualified personnel, and if we are not successful in attracting and retaining these personnel, we may not be able to operate our business.

          The success of our business depends upon the continued contributions of each of our key technical and senior management personnel each of whom would be difficult to replace. We have not entered into employment agreements with any of our employees other than severance arrangements with Robert H. Hunsberger, Richard P. Henderson, Victor K. Liang and Stuart W. Fuhlendorf and an employment arrangement with Shimon Scherzer as part of our acquisition of Adaptive Telecom. Except for Mr. Scherzer, we have not entered into any non-competition agreements with any of our employees. In addition, we anticipate that we will need additional management personnel, if we are to be successful in increasing the scale of our operations.

          To effectively manage our recent growth, as well as any future growth, we will need to attract and retain qualified engineering, financial, quality assurance, sales, marketing and customer support personnel. Competition for such personnel, particularly qualified engineers, is intense in our markets. We have experienced difficulties in recruiting sufficient numbers of qualified engineers in the past and we expect to continue to experience difficulties in the future. There may be only a limited number of persons with the requisite skills to serve in these positions, particularly in the markets where we are located, and it may be increasingly difficult for us to hire such personnel over time. As our product development efforts relate to wireless standards that are widely deployed in foreign countries, such as GSM, we may be required to recruit foreign engineers who have expertise in such standards or to move our product development efforts to a location where we will be able to more easily recruit engineers. Current U.S. immigration laws restrict our ability to hire foreign employees, which could impair our product development efforts. The loss of any key employee, the failure of any key employee to perform in his or her current position, our inability to attract and retain skilled employees as needed or the inability of our officers and key employees to expand, train and manage our employee base could limit our ability to expand and become profitable.

Substantial sales of our SpotLight systems and business operations in international markets subject us to various risks and costs which may harm our business.

          We anticipate that international sales of our SpotLight systems in Asia, Latin America and other international markets will continue to account for a significant portion of our revenues for the foreseeable future. We anticipate that we will continue to increase our international operations and personnel abroad. Risks and associated costs inherent in our international business activities include:

          •      difficulties and delays in obtaining foreign regulatory approval for our smart antenna systems;

          •      unexpected changes in regulatory requirements relating to the telecommunications industry;

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          •      greater difficulties collecting delinquent or unpaid accounts;

          •      exchange rate fluctuations;

          •      lack of suitable export financing for our SpotLight systems;

          •      dependence upon independent sales representatives and other indirect channels of distribution of our SpotLight systems;

          •      political and economic instability in the regions where we sell our SpotLight systems;

          •      enforceability of contracts with foreign customers and distributors governed by foreign laws;

          •      lack of experienced technical and installation personnel familiar with our products in foreign markets;

          •      increased costs and management oversight in managing several overseas locations; and

          •      increased complexities in the financial, legal and operational aspects of our business.

As more of our international sales are derived from sales in Asia, an increasing portion of our revenues could be subject to the economic and political risks associated with that region.

          We recognized the first commercial sale of our SpotLight GSM system in the fourth quarter of 2000 in Asia. Changes in political or economic conditions in that region could adversely affect our operations, in particular, any deterioration of political relations between the United States and the People's Republic of China or between the People's Republic of China and Taiwan could negatively affect our business. If economic growth rates decline in Asia in general or the greater China market in particular, expenditures for telecommunications equipment and infrastructure improvements could decrease, which would negatively affect our business and our operating results.

Our acquisition of Adaptive Telecom, Inc. could adversely affect combined financial results.

          If the benefits of the merger of Adaptive Telecom into our company do not exceed the costs associated with the merger, including any dilution to our stockholders resulting from the issuance of shares in connection with the merger, our financial results, including earnings per share, could be adversely affected. In addition, we have recorded goodwill and intangible assets of approximately $86.5 million in connection with the merger, which will be amortized over a period of between three to five years. We also have recorded deferred stock compensation of approximately $17.4 million in connection with the merger which will be amortized over the remaining vesting periods of related stock options and restricted stock of up to four years.

We may engage in future acquisitions that dilute our stockholders, cause us to incur debt or assume contingent liabilities and subject us to other risks.

          We may make additional acquisitions of businesses, products or technologies in the future. No assurance can be given as to our ability to successfully integrate additional businesses, products, technologies or personnel that might have been acquired or may be acquired in the future, and our failure to do so could significantly affect our business and operating results. Moreover, we may not be able to locate suitable acquisition opportunities and this inability could impair our ability to grow as quickly as possible or obtain access to technology that may be important to the development of our business.

Our limited ability to protect our intellectual property may affect our ability to compete and we could lose customers.

          Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property or technology. In the foreign markets in which we are active, such as Asia, intellectual property laws and their enforcement are weaker than in the United States. If our methods of protecting our intellectual property are not adequate, our competitors may misappropriate our technology and we could lose

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customers to these competitors. In addition, third parties may develop alternative wireless communication technologies or products that do not infringe on any of our patents or intellectual property. Moreover, competing dissimilar technologies, such as those using wireline communication or using new or different protocols, may be deployed which would cause us to lose customers. In addition, the licensing of our technology for embedded solutions requires closer collaboration with our partners and, consequently, greater disclosure of our trade secrets and other intellectual property. Although we take certain precautions to protect our intellectual property, such as confidentiality agreements and patent and copyright filings in the U.S. and foreign jurisdictions, this may not be sufficient to prevent unauthorized use of our intellectual property.

Claims that we infringe third party intellectual property rights, or changes in wireless standards and protocols could result in significant expense and restrictions on our ability to sell our systems in particular markets.

          From time to time, third parties have asserted patents, copyrights and other intellectual property rights with regard to wireless and other technologies that are important to our ability to develop smart antenna systems. We expect that we will increasingly be subject to infringement claims as the number of products and competitors in the smart antenna market grows and the functionality of products overlaps. Compliance with technology protocols established by various standards bodies may require configuration or operation of our products in a manner which would infringe third party patents or other intellectual property. Standards may be adopted which require the use of antenna configurations which could require licensing of third party patents or other intellectual property. In addition, in order to implement our embedded solutions into third party equipment, we may be required to license third party patents. Any of this could result in costly litigation or require us to obtain a license to intellectual property rights of third parties.

Our systems and the business of our customers are subject to significant government regulation which may cause uncertainty in the compliance of our systems and delay in the purchase of our systems.

          Many of our smart antenna systems are required to comply with numerous domestic and international government regulations and standards, which vary by market. As standards for products continue to evolve, we will need to modify our systems or develop and support new versions of our systems to meet emerging industry standards, comply with government regulations and satisfy the requirements necessary to obtain approvals. Compliance with government regulations and industry standards can each be a lengthy process, taking from several months to longer than a year. It may be difficult for us to obtain additional necessary regulatory approvals or comply with new industry standards in a timely manner, if at all. Our inability to obtain regulatory approval and meet established standards in a timely manner could delay or prevent entrance into or force our departure from markets, which would harm our sales. In addition, compliance with U.S. export control regulations may delay or prevent the export of our products, data and technology to foreign customers, distributors and wireless equipment partners, particularly in China. In addition, our customers' operations are subject to extensive government regulations. To the extent that our customers are delayed in deploying their wireless systems or building or upgrading cell sites or transmission towers as a result of existing or new standards or regulations, we could experience delays in orders. Any delay could contribute to fluctuations in our results of operations.

We must reduce our costs and introduce new systems in order to achieve and maintain profitability.

          We anticipate that average selling prices for our smart antenna systems will need to decrease in the future in response to competitive pricing pressures and new product introductions by competitors. If the price of base station equipment continues to decrease, the addition of new cell sites may be viewed as a more cost-effective alternative for wireless network operators seeking increased capacity. In order to compete, we must lower average selling prices. To lower average selling prices without adversely affecting gross profits, we will have to work with Viasystems to reduce the manufacturing costs of our smart antenna systems through engineering improvements and economies of scale in production and purchasing. We may not be able to achieve cost savings at a rate needed to keep pace with competitive pricing pressures. If we are unable to reduce costs sufficiently to offset the expected declining average selling prices, we may not achieve profitability. Further, if we cannot provide our distribution

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partners with sufficient financial incentive to distribute our systems without adversely affecting our profitability, our distribution strategy would be harmed which could result in the loss of current and potential customers.

Risks Related to the Wireless Industry

We depend on the capital spending patterns of wireless network operators, and if their capital spending is decreased or delayed it may result in lower than expected revenues.

          Since we rely on wireless network operators to purchase our smart antenna systems, any substantial decrease or delay in capital spending patterns in the industry would negatively affect our revenues which could cause our stock price to decline. The demand for our smart antenna systems depends, to a significant degree, on the magnitude and timing of capital spending by these operators for constructing, rebuilding or upgrading their systems. Due to the current slowdown in the U.S. economy, wireless network operators have limited their capital spending, including postponing their orders of our smart antenna systems. The capital spending patterns of wireless network operators depend on a variety of factors outside of our control, including access to financing, the status of federal, local, and foreign government regulation and deregulation, changing standards for wireless technology, overall demand for analog and digital wireless services, competitive pressures, and general economic conditions. In addition, capital spending patterns in the wireless industry can be subject to some degree of seasonality, with lower levels of spending in the first calendar quarter, based on annual budget cycles.

Intense competition in the wireless infrastructure equipment market may lead to reduced prices, revenues and market share causing the price of our stock to decline.

          The market for spectrum management solutions is relatively new but we expect it to become increasingly competitive. This market is part of the broader market for wireless infrastructure equipment which is dominated by a number of large companies such as Lucent, Motorola, Ericsson, Nortel, Nokia, Siemens and Alcatel. Our smart antenna systems compete with other solutions to expand network capacity. These alternative solutions include other smart antenna systems, adding base stations for capacity, deploying efficient digital technologies and various enhancements to digital technologies. We believe that the principal competitive factor is the cost-effective delivery of increased capacity to wireless network operators. If our systems are not the most cost-effective solution, our ability to attract and retain customers would be harmed. We believe that base station manufacturers, which provide wireless network capacity through sales of additional base stations or the development of competitive technologies, represent the most significant competitive threat to us.

The failure of the wireless communications services industry to grow at the rates currently anticipated would seriously harm our business, results of operation and financial condition.

          Our future operating results will depend upon the continued growth and increased availability and acceptance of wireless communications services. There can be no assurance that the volume and variety of wireless services or the markets for and acceptance of such services will grow, or that any such growth will create a demand for our systems. If the wireless communications market fails to grow, or grows more slowly than anticipated, our sales will be lower than expected, which would seriously harm our business.

          The wireless communications industry has developed different technologies and standards based on the type of service provided and geographical region. There is uncertainty as to whether all existing wireless technologies will continue to achieve market acceptance in the future. If a digital technology for which we develop a smart antenna system is not widely adopted, the potential size of the market for this system would be limited, and we may not recover the cost of development. Further, we may not be able to redirect our development efforts toward those digital wireless technologies that do sustain market acceptance in a timely manner, which would impede our ability to achieve or sustain profitability once achieved.

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The market for mobile delivery of Internet-based services may not materialize which would be detrimental to our future prospects.

          We anticipate that significant wireless capacity demand will result from the proliferation of mobile delivery of Internet-based services. Data services often put more strain on wireless network capacity than voice, creating greater constraints on the limited capacity of wireless network operators. If the market for mobile delivery of Internet-based services does not expand at projected rates, our business may suffer.

Wireless network operators planning capital expenditures for future 3G deployments may negatively impact SpotLight GSM revenue.

          Currently, GSM operators are relying on GPRS upgrades to their current GSM infrastructure to support future high speed data services. The SpotLight GSM system supports GPRS and can help wireless network operators deploy these GPRS enabled data services. The long term evolution for GSM networks is to migrate GPRS to the third generation wireless standard, WCDMA, which promises to deliver even higher data rates, but requires completely replacing existing GSM network equipment with new WCDMA infrastructure. The current SpotLight GSM product is not compatible with WCDMA. Consequently, there is a risk that wireless network operators, in anticipation of the migration to WCDMA, will decide not to invest capital in their existing networks and therefore not purchase the current GSM product. If this occurs, and sales of our SpotLight GSM system decline, our business may suffer.

Risks Related to Our Stockholders

Our stock price has been volatile historically, which may make it more difficult for you to resell shares when you want, at prices you find attractive.

          The trading price of our common stock has been, and may continue to be, subject to fluctuations. During 2000, the closing sale prices of our common stock on the Nasdaq Stock Market ranged from $34.19 to $6.31 per share and the sale price of our common stock closed at $4.18 per share on May 22, 2001. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, changes in anticipated capital spending by wireless network operators, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for wireless telecommunications companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options.

Management and a few large stockholders beneficially own a substantial portion of our stock; their interests could conflict with yours; significant sales of stock held by them could have a negative effect on our stock price.

          Metawave's directors and executive officers and several large stockholders beneficially own a substantial portion of our outstanding common stock. As a result of their ownership and positions, our directors and executive officers and these stockholders collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Metawave. In addition, sales of significant amounts of shares held by Metawave's directors and executive officers and these stockholders, or the prospect of these sales, could adversely affect the market price of Metawave Common Stock.

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We will need to raise additional capital, which may not be available on favorable terms and could result in additional dilution.

          We believe that our current capital reserves will be sufficient to fund our operating requirements for at least the next twelve months. Thereafter, we will need to raise additional capital. Additional financing may not be available on favorable terms or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our business, take advantage of unanticipated opportunities or respond to competitive pressures. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be diluted and the securities issued may have rights, preferences and privileges senior to those of our common stock.

Anti-takeover provisions could make it more difficult for a third party to acquire us.

          Our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock may be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Metawave without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Further, certain provisions of our charter documents, including provisions eliminating the ability of stockholders to take action by written consent and limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing changes in control or management of Metawave, which could have an adverse effect on the market price of our stock. In addition, our charter documents do not permit cumulative voting, which may make it more difficult for a third party to gain control of our Board of Directors. Similarly, state laws in Washington and Delaware related to corporate takeovers may prevent or delay a change of control of Metawave.

USE OF PROCEEDS

          Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include development and product manufacturing, increasing our working capital, reducing indebtedness, acquisitions or investments in businesses, products or technologies that are complementary to our own, and capital expenditures. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing securities.

PLAN OF DISTRIBUTION

          We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. The securities also may be sold pursuant to what is known as an equity line of credit, as described below. We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

          •      a fixed price or prices, which may be changed;

          •      market prices prevailing at the time of sale;

          •      prices related to the prevailing market prices; or

          •      negotiated prices.

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          We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

           If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

          If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

          In the event we enter into an agreement regarding an equity line of credit which contemplates an at the market equity offering, we will file a post-effective amendment to this registration statement that identifies the underwriter(s) in that at the market equity offering.

          With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

          Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq National Market. Other securities may or may not be listed on the Nasdaq National Market or a national securities exchange. To facilitate the offering of securities, other than securities offered through an equity line of credit, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

          The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

LEGAL MATTERS

          The validity of the issuance of the common stock offered by this prospectus will be passed upon by Venture Law Group, A Professional Corporation, 4750 Carillon Point, Kirkland, Washington, 98033-7355, counsel to

Metawave Communications Corporation. Certain legal matters will be passed upon for any agents or underwriters

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by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

          The financial statements of Metawave Communications Corporation as of and for the year ended December 31, 2000, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1999 and for the years ended December 31, 1999 and 1998, as set forth in their report thereon, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such consolidated financial statements are incorporated herein by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the registration statements has been omitted from this prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., and at the SEC Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC's World Wide Web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning Metawave Communications Corporation may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to "incorporate by reference" certain of our publicly- filed documents into this prospectus,

which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after May 23, 2001 will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings, including those filings made after the date of this filing and prior to effectiveness of this registration statement, made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

          The following documents filed with the SEC are incorporated by reference in this prospectus:

          1.   Our Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-24673).

          2.   Our definitive Proxy Statement dated April 30, 2001, filed in connection with our June 21, 2001 Annual Meeting of Stockholders (File No. 0-24673).

          3.   Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 (File No. 0-24673).

          4.   Our Current Reports on Form 8-K, filed with the SEC on January 23, 2001 (File No. 0-24673) and on May 16, 2001 (File No. 0-24673).

          5.  The description of our common stock in our Registration Statement on Form 8-A filed with the SEC on April 21, 2000, (File No. 0-24673).

          We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Stuart Fuhlendorf, 10735 Willows Road NE, Redmond, WA 98052, telephone: (425) 702-5600.